UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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MOTHERS WORK, INC.
(Name of Registrant as Specified In Its Charter)
NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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456 North Fifth Street
Philadelphia, Pennsylvania 19123

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

January 19, 2007

To the Stockholders of Mothers Work, Inc.:

The Annual Meeting of Stockholders of Mothers Work, Inc., a Delaware corporation (the “Company”), will be held at 9:00 a.m. Eastern Standard Time, on January 19, 2007 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, for the following purposes:

1.                To elect two directors of the Company;

2.                To consider and vote upon a proposal to approve the Company’s Management Incentive Program;

3.                To ratify the action of the Audit Committee of the Board of Directors in appointing KPMG LLP (“KPMG”) as independent registered public accountants to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending September 30, 2007; and

4.                To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of the Company’s Common Stock at the close of business on Monday, December 11, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Such stockholders may vote in person or by proxy. The stock transfer books of the Company will not be closed. The accompanying form of proxy is solicited by the Board of Directors of the Company.

By Order of the Board of Directors

Dan W. Matthias
Chairman of the Board and
Chief Executive Officer

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE SELF-ADDRESSED ENVELOPE, ENCLOSED FOR YOUR CONVENIENCE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOU MAY ALSO VOTE YOUR SHARES BY TELEPHONE OR THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS SET FORTH ON THE PROXY CARD. IF YOU DECIDE TO ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOU MAY REVOKE YOUR PROXY BY WRITTEN NOTICE AT THAT TIME.

December 15, 2006

456 North Fifth Street
Philadelphia, Pennsylvania 19123

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON

January 19, 2007

This proxy statement, which is first being mailed to stockholders on approximately December 18, 2006, is furnished in connection with the solicitation by the Board of Directors of Mothers Work, Inc. (the “Company”) of proxies to be used at the 2007 Annual Meeting of Stockholders of the Company (the “Annual Meeting”), to be held at 9:00 a.m., Eastern Standard Time, on January 19, 2007 at 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, Pennsylvania 19103, and at any adjournments or postponements thereof. If proxies in the accompanying form are properly executed and returned prior to voting at the meeting, the shares of the Company’s common stock (the “Common Stock”) represented thereby will be voted as instructed on the proxy. If no instructions are given on a properly executed and returned proxy, the shares of the Common Stock represented thereby will be voted for the election of the nominees for director named below, for the approval of the Company’s Management Incentive Program, for the ratification of the appointment of KPMG as independent registered public accountants and in support of management on such other business as may properly come before the Annual Meeting or any adjournments thereof. Any proxy may be revoked by a stockholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by the vote of a stockholder cast in person at the Annual Meeting. All references herein to the Company’s fiscal years refer to the fiscal year ended on September 30 in the year mentioned. For example, the Company’s fiscal year 2006 ended on September 30, 2006.

VOTING

Holders of record of the Common Stock on Monday, December 11, 2006 will be entitled to vote at the Annual Meeting or any adjournments or postponements thereof. As of that date, there were 5,888,374 shares of Common Stock outstanding and entitled to vote. The presence, in person or by proxy, of holders of Common Stock entitled to cast at least a majority of the votes which all holders of the Common Stock are entitled to cast will constitute a quorum for purposes of the transaction of business. Each share of Common Stock entitles the holder thereof to one vote on the election of each of the nominees for director and on any other matter that may properly come before the Annual Meeting. Stockholders are not entitled to cumulative voting in the election of directors. Directors are elected by a plurality of the votes cast and votes may be cast in favor of or withheld from each director nominee. Votes that are withheld from a director nominee will be excluded entirely from the vote for such nominee and will have no effect thereon.

Abstentions and broker non-votes (described below) are counted in determining whether a quorum is present. Abstentions with respect to any proposal other than the election of directors will have the same effect as votes against the proposal, because approval requires a vote in favor of the proposal by a majority of the shares entitled to vote, present at the Annual Meeting in person or represented by proxy. A “broker non-vote” occurs when a broker submits a proxy that does not indicate a vote for some of the proposals because the beneficial owners have not instructed the broker on how to vote on such proposals and the broker does not have discretionary authority to vote in the absence of instructions. Broker non-votes are not considered to be shares “entitled to vote” (other than for quorum purposes), and will therefore have no effect on the outcome of any of the matters to be voted upon at the Annual Meeting.

The cost of solicitation of proxies by the Board of Directors will be borne by the Company. Proxies may be solicited by mail, personal interview, telephone or facsimile and, in addition, directors, officers and regular employees of the Company may solicit proxies by such methods without additional remuneration. Banks, brokerage houses and other institutions, nominees or fiduciaries will be requested to forward the proxy materials to beneficial owners in order to solicit authorizations for the execution of proxies. The Company will, upon request, reimburse such banks, brokerage houses and other institutions, nominees and fiduciaries for their expenses in forwarding such proxy materials to the beneficial owners of the Common Stock.

ELECTION OF DIRECTORS
(PROPOSAL 1)

The Company’s Board of Directors is divided into three classes, with staggered three-year terms. Currently, the Board has seven members. Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for Mr. Dan W. Matthias and Mr. Elam M. Hitchner, III, for terms expiring at the Annual Meeting of Stockholders to be held following fiscal year 2009 (the “2010 Annual Meeting”). If, for any reason, at the time of election, any of the nominees named should decline or be unable to accept his nomination or election, it is intended that such proxy will be voted for the election, in the nominee’s place, of a substituted nominee, who would be recommended by the Board of Directors. The Board of Directors, however, has no reason to believe that any of the nominees will be unable to serve as a director.

The following biographical information is furnished as to each nominee for election as a director and each of the current directors:

Nominees for Election to the Board of Directors For a Three-Year
Term Expiring at the 2010 Annual Meeting

Dan W. Matthias, 63, co-founded the Company in 1982 (along with Rebecca C. Matthias) and has served as Chairman of the Board since its inception. From 1983 to 1993, he served as the Company’s Executive Vice President, and since January 1993, Mr. Matthias has been the Company’s Chief Executive Officer. Prior to co-founding the Company, Mr. Matthias had been involved in the computer and electronics industry, serving as a director of Zilog, Inc. and serving as the President of a division of a subsidiary of Exxon Corporation.

Elam M. Hitchner, III, 60, has served as a director since January 1994. Mr. Hitchner was a partner in the law firm of Pepper Hamilton LLP, in Philadelphia, Pennsylvania, which provides legal services to the Company, from May 1992 to June 1999, and returned to the firm in January 2001 as a partner and subsequently as Of Counsel through 2004. Commencing in 2005, Mr. Hitchner began providing consulting services to the firm. Mr. Hitchner does not participate in the provision of legal services to the Company. From July 1999 until December 31, 2000, Mr. Hitchner was a general partner of Meridian Venture Partners and Meridian Venture Partners II, venture capital firms located in Radnor, Pennsylvania. Mr. Hitchner serves as a director and member of the audit committee of eResearchTechnology, Inc.

Members of the Board of Directors Continuing in Office
Term Expiring at the 2008 Annual Meeting

Rebecca C. Matthias, 53, co-founded the Company in 1982 (along with Dan W. Matthias) and has served as a director of the Company and its President since its inception. Since January 1993, Ms. Matthias has also served as the Company’s Chief Operating Officer. In 1992, Ms. Matthias was chosen as “Regional Entrepreneur of the Year” by Inc. Magazine and Merrill Lynch Corporation, and in September 2003, Ms. Matthias was recognized as a top woman entrepreneur by the United States Small Business Administration. Prior to co-founding the Company, Ms. Matthias was a construction engineer for the Gilbane Building Company. Additionally, Ms. Matthias serves as a director on the Board of Directors of CSS Industries, Inc.

Joseph A. Goldblum, 57, has served as a director of the Company since 1989. Mr. Goldblum has been President of G-II Equity Investors, Inc., a general partner of G-II Family Partnership L.P., since May 1989. He was also Of Counsel with the law firm of Goldblum & Hess from May 1989 to December 1996.

David Schlessinger, 51, has served as a director of the Company since January 2002. Mr. Schlessinger is the founder and Chairman of the Board of Five Below, Inc., an extreme-value retailer in the teen and pre-teen market, a position that he has held since January 2002. He has been engaged in personal investment activities as well as consulting and board services with private companies since 1998. Mr. Schlessinger founded Zany Brainy, a retail children’s educational products company, in 1991 and served as Zany Brainy’s Chief Executive Officer until 1996 and as its Chairman until 1998. He founded Encore Books, a retail bookstore chain, in 1973 and served as its Chairman and Chief Executive Officer until 1986.

Members of the Board of Directors Continuing in Office
Term Expiring at the 2009 Annual Meeting

William A. Schwartz, Jr., 67, has served as a director of the Company since August 1998. Mr. Schwartz is President and Chief Executive Officer of U.S. Vision, Inc., a retailer of optical products and services, a position that he has held since 1995. Mr. Schwartz currently is a director of U.S. Vision, Inc. and Commerce Bancorp.

Anne T. Kavanagh, 47, has served as a director of the Company since September 28, 2006. Ms. Kavanagh was elected as a director of the Company on September 28, 2006 to replace the late Stanley C. Tuttleman. Ms. Kavanagh is the founder and Chief Executive Officer of New York-based Kavanagh Consulting L.L.C., a consulting services company focused on corporate financial and strategic advice. Prior to founding her own consulting services business, Ms. Kavanagh served in a variety of senior executive positions in the investment banking industry, including with PaineWebber, Prudential Securities, Salomon Brothers, NatWest Securities and Drexel Burnham Lambert.

Other than the husband and wife relationship between Dan and Rebecca Matthias, there are no family relationships among any of the other directors of the Company.

The Board of Directors recommends a vote FOR Proposal 1 to elect all Nominees to the Board of Directors for a Three-Year Term Expiring at the 2010 Annual Meeting.

Committees and Meetings of
the Board of Directors

During fiscal year 2006, the Board of Directors held seven meetings which were held in person and seven meetings which were held telephonically. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

The Company expects all of its directors to attend the annual meetings of stockholders. All of the directors attended last year’s annual meeting.

The Board of Directors has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

During fiscal year 2006, the Audit Committee, which consisted of Mr. Hitchner, Chairman, Mr. Schwartz and the late Mr. Tuttleman, held eight meetings, of which two were held telephonically as scheduled. The Audit Committee now consists of Mr. Hitchner, Chairman, Mr. Schwartz and Ms. Kavanagh. Ms. Kavanagh was appointed to the Audit Committee by the Board of Directors to fill the vacancy on the Audit Committee that resulted from the death of Mr. Tuttleman. Each member of the Audit Committee is considered an “independent director” under Nasdaq rules and the rules of the Securities and Exchange Commission (“SEC”). The function of the Audit Committee is to assist the Board of Directors in preserving the integrity of the financial information published by the Company through the review of financial and accounting controls and policies, financial reporting requirements, alternative accounting principles that could be applied and the quality and effectiveness of the independent registered public accountants. The Board of Directors has adopted a written Audit Committee Charter which was revised in 2003 (a copy of which was attached to the Company’s proxy statement for fiscal year 2003 as Appendix A).

The Board of Directors has determined that the Audit Committee does not have an “audit committee financial expert” as that term is defined in the SEC’s rules and regulations. However, the Board of Directors believes that each of the members of the Audit Committee has demonstrated that he or she is capable of analyzing and evaluating the Company’s financial statements and understanding internal controls and procedures for financial reporting. As the Board of Directors believes that the current members of the Audit Committee are qualified to carry out all of the duties and responsibilities of the Company’s Audit Committee, the Board does not believe that it is necessary at this time to actively search for an outside person to serve on the Board of Directors who would qualify as an audit committee financial expert.

During fiscal year 2006, the Compensation Committee, which consists of Mr. Goldblum, Chairman, Mr. Schlessinger and Mr. Schwartz, held three meetings. Each member of the Compensation Committee is considered an “independent director” under Nasdaq rules. The Compensation Committee considers recommendations of the Company’s management regarding compensation, bonuses and fringe benefits of the executive officers of the Company, and determines whether the recommendations of management are consistent with general policies, practices, and compensation scales established by the Board of Directors. The Board of Directors adopted a Compensation Committee Charter in 2003 (a copy of which was attached to the Company’s proxy statement for fiscal year 2003 as Appendix B).

On November 15, 2006, the Nominating and Corporate Governance Committee met and recommended to the full Board the re-election of each of Mr. Dan W. Matthias and Mr. Elam M. Hitchner, III, for an additional three-year term as a director of the Company. The Nominating and Corporate Governance Committee held two meetings in fiscal year 2006. The current members of the Nominating and Corporate Governance Committee are Mr. Goldblum, Mr. Hitchner and Mr. Schlessinger. Each member of the Nominating and Corporate Governance Committee is considered an “independent director” under Nasdaq rules and the rules of the SEC. The Nominating and Corporate Governance Committee functions include establishing the criteria for selecting candidates for nomination to the Board of Directors; actively seeking candidates who meet those criteria; and making recommendations to the Board of Directors of nominees to fill vacancies on, or as additions to, the Board of Directors. The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields, and who possess the skills and expertise to make a significant contribution to the Board of Directors, the Company and its stockholders. Director nominees should have high-leadership business experience, knowledge about issues affecting the Company and the ability and willingness to apply sound and independent business judgment. The Nominating and Corporate Governance Committee applies the same criteria to nominees recommended by stockholders. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123, and should not include self-nominations. The Board of Directors adopted a Nominating and Corporate Governance Committee Charter in 2003 (a copy of which was attached to the Company’s proxy statement for fiscal year 2003 as Appendix C).

Nominations of Directors by Stockholders

The Bylaws of the Company provide procedures pursuant to which a stockholder may nominate individuals for election to the Board of Directors at meetings of the stockholders. The procedures are summarized below:

•       A stockholder who proposes to nominate an individual for election to the Board of Directors must deliver a written notice to the Secretary of the Company which includes: (i) a complete description of the proposed nominees’ qualifications, experience and background, and any and all other information that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and Rule 14a-11 thereunder; (ii) a description of all relationships between the proposed nominee and such stockholder and any agreements or understandings between such stockholders and the proposed nominee regarding the nomination; (iii) a description of all relationships between the proposed nominee and any of the Company’s competitors, customers, suppliers, labor unions (if any) and any other persons with special interests regarding the Company; (iv) a statement signed by the proposed nominee in which he or she consents to being named in the proxy statement as a nominee and to serving as a director if elected; (v) the name and address of the stockholder giving the notice, as it appears on the Company’s books; (vi) the name and address of the beneficial owner, if any, on whose behalf the nomination is being made; (vii) the class and number of shares of the Company which are owned beneficially and of record by such stockholder and such beneficial owner and the time period for which such shares have been held; (viii) a representation that such stockholder and beneficial owner intend to appear in person or by proxy at the meeting; and (ix) a representation that such stockholder and such beneficial owner intend to continue to hold the reported shares through the date of the meeting. If a recommendation is submitted by a group of two or more stockholders, the information regarding the recommending stockholders and beneficial owners, if any, must be submitted with respect to each stockholder in the group and any beneficial owners. The stockholder’s written notice should be sent to the attention of the Secretary, c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

•       In order for a stockholder’s nomination to be considered at any annual meeting of the stockholders, the notice must be delivered not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice must be received not earlier than the 90th day prior to the annual meeting and not later than, the later of, the 60th day prior to the annual meeting or the 15th day following the day on which public announcement of the date of the meeting is first made by the Company.

Stockholder Communications

Pursuant to the policy of the Board of Directors, all communications directed to the Board of Directors will be delivered to the Board. Stockholders may contact the Board of Directors by writing to them c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

Compensation of Directors

For the fiscal year ended September 30, 2006, the Company paid each non-employee director a retainer of $5,000 per quarter. In addition, each non-employee director was paid $1,500 for each Board meeting scheduled to be held in person and attended by such non-employee director, and $750 for each committee meeting scheduled to be held in person and attended by such non-employee director. The Chairman of the Audit Committee was paid a retainer of $2,500 per quarter, and the Chairman of the Compensation Committee was paid a retainer of $1,250 per quarter. Non-employee directors were not compensated for attendance at Board or Committee meetings held telephonically. Also, upon the conclusion of the Annual Meeting of Stockholders each year, the Company would grant each non-employee director immediately vested options to purchase a certain pre-determined number of shares of Common Stock, with such number of shares being 5,000 upon conclusion of the 2005 Annual Meeting and 2006 Annual Meeting.

On December 13, 2006, the Board, in accordance with recommendations of the Company’s independent compensation consultant, modified the compensation structure for its non-employee directors, effective as of the upcoming Annual Meeting, as follows. The Company shall pay each non-employee director a retainer of $6,250 per quarter. In addition, each non-employee director will be paid $1,500 for each Board meeting scheduled to be held in person and attended by such non-employee director. Each non-employee director who is a member of either the Compensation Committee or the Nominating and Corporate Governance Committee will receive $1,000 for each Compensation Committee or Nominating and Corporate Governance Committee meeting scheduled to be held in person and attended by such non-employee director. Each non-employee director who is a member of the Audit Committee will receive $1,500 for each Audit Committee meeting scheduled to be held in person and attended by such non-employee director. The Chairman of the Audit Committee will be paid a retainer of $2,500 per quarter, and the Chairman of the Compensation Committee will be paid a retainer of $1,250 per quarter. Non-employee directors will not be compensated for attendance at Board or Committee meetings scheduled to be held telephonically. Upon conclusion of the Annual Meeting of Stockholders each year, the Company will grant each non-employee director 2,000 shares of restricted stock pursuant to the Company’s 2005 Equity Incentive Plan that will vest one year from the date of grant, subject to acceleration in the event of the non-employee director’s death or disability or upon a change in control of the Company.

On September 15, 2006, the Board approved the following supplemental payments to certain directors for their extensive time and assistance in their capacity as members of the Board during fiscal year 2006: $12,500 to Elam M. Hitchner, III, and $6,250 to each of Joseph A. Goldblum and William A. Schwartz, Jr.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership (on Form 3) and reports of changes in ownership of the Common Stock and other equity securities of the Company (on Forms 4 and 5). Reporting Persons are additionally required to furnish the Company with copies of all Section 16(a) reports they file.

To the Company’s knowledge, based solely upon a review of the copies of such reports furnished to the Company, the following Section 16(a) reports for the fiscal year ended September 30, 2006 were not timely filed: one late report for each of Joseph A. Goldblum, Elam M. Hitchner, III, David Schlessinger, William A. Schwartz, Jr., and Stanley C. Tuttleman relating, in each case, to one grant of stock options under the Company’s 2005 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has:

•       Reviewed and discussed the Company’s audited consolidated financial statements for fiscal year 2006 with management;

•       Discussed with the Company’s independent registered public accountants regarding matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61, as amended by SAS No. 90, in connection with the audit of the Company’s consolidated financial statements for fiscal year 2006; and

•       Received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent registered public accountants its independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for filing with the SEC for fiscal year 2006.

Auditor Fees and Services

The following is a summary of the fees billed to the Company by KPMG for professional services rendered for fiscal years 2006 and 2005:

Fee Category	Fiscal 2006 Fees ($)		Fiscal 2005 Fees ($)
Audit Fees (1)	734,500		801,500
Audit-Related Fees (2)	10,300		77,281
Tax Fees (3)	140,703	(4)	238,362
Total Fees	885,503		1,117,143

(1)          Audit Fees consist of fees billed for professional services rendered for the annual audit of the Company’s consolidated financial statements, for reviews of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and Sarbanes-Oxley 404 compliance.

(2)          Audit-Related Fees consist of fees billed for professional services rendered for audit-related services including consultations on financial accounting and reporting related matters.

(3)          Tax Fees consists of fees billed for professional services relating to tax compliance and other tax advice.

(4)          The Tax Fees portion of fiscal year 2006 Total Fees includes amounts that are estimated, but have not yet been billed.

The Audit Committee’s pre-approval policies and procedures provide for pre-approval of audit, audit-related, tax services and other services. Unless a type of service to be provided by the independent registered public accountants has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels require specific pre-approval by the Audit Committee. The pre-approval fee levels for all services to be provided by the independent registered public accountants are established annually by the Audit Committee. The Audit Committee pre-approved all audit and non-audit services described above rendered to the Company by KPMG during fiscal years 2005 and 2006 and has pre-approved similar services to be rendered during fiscal year 2007. The Audit Committee believes the rendering of these services is not incompatible with the independent registered public accountants maintaining their independence.

The Audit Committee
Elam M. Hitchner, III, Chairman
Anne T. Kavanagh
William A. Schwartz, Jr.

The foregoing Audit Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such report by specific reference.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

General

The Compensation Committee of the Board of Directors consists of Joseph A. Goldblum, David Schlessinger and William A. Schwartz, Jr. Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies, plans and programs which seek to enhance the profitability of the Company, and thus stockholder value, by aligning the financial interests of the Company’s senior management with those of its stockholders. Annual base salary and incentive compensation are designed to attract and retain corporate officers and other key employees and to motivate them to perform to the full extent of their abilities in the best long-term interests of the stockholders.

The Company’s executive compensation program consists of two key elements: (1) a cash component, i.e., base salary and annual bonus, and (2) an equity-based component. The Compensation Committee has determined that a compensation package that contains equity-based incentives is appropriate for the Company’s goals of sustainable growth and enhanced stockholder value. The Compensation Committee has further concluded that the inclusion of vesting conditions on equity-based incentive encourages the Company’s retention goals.

Both the aggregate amount of compensation and the portion of aggregate compensation represented by each component have been determined after a review of compensation levels at comparable publicly-held companies, as well as with reference to the individual capabilities, contributions and strategic importance of each executive officer.

The policies with respect to each element of the compensation package, as well as the basis for determining the compensation of the Chief Executive Officer and the President, Dan and Rebecca Matthias, respectively, are described below.

1.                 Cash Component: Base Salary and Annual Bonus

Base Salary:   Base salaries constitute compensation for discharging job responsibilities and are intended to reflect each executive officer’s performance over time. The Compensation Committee sets base salaries for each executive officer with the objective of achieving comparability with the base salaries of senior executives at similar companies, taking into account such factors as position, responsibilities and tenure.

Individual salary adjustments take into account the Company’s salary increase guidelines for the year and individual performance contributions for the year, as well as sustained performance contributions over a number of years and significant changes in responsibilities, if any. The assessment of individual performance contributions is subjective and is not intended to correlate to specific corporate performance measures.

Annual Bonus:   Annual bonuses are based on the Company’s performance and management’s performance against specified corporate performance goals established by the Compensation Committee, with input from senior management. The target amounts for executives’ annual bonuses are generally expressed as a percentage of each executive’s base salary. The percentage is based primarily on the executive’s level of responsibility. An executive’s actual bonus payment may be lower or higher than the target amount, based on actual corporate performance relative to the specified goals. If Proposal 2, described below, is approved, this approach will be continued, subject to the terms of the proposed Management Incentive Program, with respect to fiscal year 2007 and later fiscal years.

In addition to maintaining an annual bonus program with bonus payments tied to the achievement of pre-established corporate performance goals, the Compensation Committee may also authorize the payment of additional bonuses to executive officers on a discretionary basis, with such payments based on financial or non-financial achievements of the Company and/or the individual executives.

2.                 Equity-Based Component: Stock Options and Restricted Stock

To align stockholder and executive officer interests, the Company has historically granted stock options to our executives with an exercise price equal to 100% of the fair market value of the Common Stock on the date of the grant. The stock options generally vest over a five-year period, although some stock options, including those granted to the Chief Executive Officer and the President pursuant to the terms of their employment agreements, generally vest immediately.

In light of changes in accounting standards governing equity-based compensation and evolution in the equity compensation practices of many of the Company’s peer companies, the Compensation Committee recently re-examined the use of stock options as the sole equity-based compensation device of the Company. While the Compensation Committee believes that stock options remain an effective incentive compensation device, in its most recent round of equity incentive grants, the Compensation Committee decided to award restricted stock in lieu of granting stock options.

The Compensation Committee believes at this time that restricted stock has certain advantages relative to stock options. For example, restricted stock maintains its effectiveness as a retention device during all market cycles. In addition, restricted stock has the added potential of reducing share dilution, in that the number of restricted shares needed to provide a particular grant date award value is generally less than the number of shares that would need to be subject to an option to deliver the same grant date award value. The Compensation Committee believes the use of restricted stock in the most recent round of equity incentive awards resulted in the issuance of awards with respect to fewer shares than if the awards had taken the form of stock options.

While all executives are eligible to receive equity incentive awards, participation in any round of grants, as well as the size of any grant made to a participating executive, is generally determined by the Compensation Committee. In making this determination, the Compensation Committee will consider each executive’s past and expected future contributions to the Company’s success, prior equity grants and current equity ownership, the perceived need to encourage retention of the executive over the long-term and the terms of equity incentives awarded by competitors and peer companies to similarly situated executives.

However, as noted below, the Company has contractual commitments to make certain stock option grants to our Chief Executive Officer and our President upon the achievement of specified levels of corporate performance. The Chief Executive Officer and the President, however, agreed to an amendment to their employment agreements with respect to their fiscal year 2006 equity incentive compensation. The amendment provided that each executive’s 2006 equity incentive compensation would take the form of a number of shares of restricted stock equal to one-third the number of shares that would have been subject to the stock options that were otherwise issuable to each of them under the terms of their respective employment agreements.

The restricted stock granted to our Chief Executive Officer and our President vests over two years (longer than the vesting schedule that would have been applicable to the stock options that were otherwise issuable) subject to acceleration upon a change in control of the Company or upon cessation of employment due to (i) a resignation for good reason, (ii) a termination without cause, (iii) death, or (iv) disability (in each case, as defined in the executive’s employment agreement). The restricted stock granted to our other employees vests over five years (on the same schedule as has been historically applicable to our option grants).

The Compensation Committee will continue to evaluate the Company’s equity incentive compensation approach and may make further changes in this area if it determines that such changes will encourage the creation of sustained shareholder value.

Compensation of Chief Executive Officer and President

In fiscal year 2006, the annual base salaries for each of Dan W. Matthias, Chairman of the Board and Chief Executive Officer, and Rebecca C. Matthias, President and Chief Operating Officer, increased by 3% (from $491,727 to $506,479, in each case). On October 1, 2006, the fiscal year 2007 salaries for the Chief Executive Officer and President were increased by 5% (from $506,479 to $531,803, in each case). In arriving at these salary increases, the Compensation Committee adhered to the general principles described above under the heading “Base Salary.”

The Matthiases’ annual bonuses and equity-based compensation for fiscal year 2006 were both paid in accordance with contractual commitments that provided for specified levels of compensation in the event of specified levels of Adjusted EBITDA. In each case, actual performance exceeded the highest target established by the Compensation Committee and, therefore, in each case, the executives’ received the maximum bonus and equity grant specified under their agreements ($506,479 annual bonus and 20,000 shares of restricted stock, in each case).

The Board ratified the Compensation Committee’s recommendations regarding the basis of fiscal year 2006 compensation of each of the Matthiases.

Section 162(m) Limit on Deductibility of Compensation

The Internal Revenue Code precludes the Company from taking a deduction for compensation in any fiscal year in excess of $1 million for any executive officer named in the Summary Compensation Table. Certain performance-based compensation is specifically exempt from this deduction limit.

The Compensation Committee generally structures its executive compensation programs with the objective of permitting full deductibility within the limits of Section 162(m) (including, for example, by submitting the Company’s annual bonus program to stockholder approval, as described below in Proposal 2). However, the Compensation Committee believes that stockholder interests are best served by not restricting the Compensation Committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the Compensation Committee reserves the right to approve compensation that is not fully deductible.

The Compensation Committee
Joseph A. Goldblum, Chairman
David Schlessinger
William A. Schwartz, Jr.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently or has been at any time since the Company’s incorporation, an officer or employee of the Company. No interlocking relationship exists between any member of the Company’s Board of Directors or compensation committee of any other company.

SUMMARY COMPENSATION TABLE

The following table sets forth, for fiscal years 2006, 2005 and 2004, certain compensation information with respect to the Company’s Chief Executive Officer and the other Company officers named therein.

					Long-Term
					Compensation
					Awards:
		Annual Compensation		Other Annual	Shares
Name and Principal Position	Year	Salary ($)	Bonus ($)(a)	Compensation ($)(b)	Underlying Options/SARs (#)		All Other Compensation ($)
Dan W. Matthias	2006	506,479	506,479	—	40,000	(c)	2,680	(f)
Chairman and Chief	2005	491,727	—	—	40,000	(d)	2,680	(f)
Executive Officer	2004	477,031	23,870	—	—	(e)	2,680	(f)
Rebecca C. Matthias	2006	506,479	506,479	—	40,000	(c)	1,290	(f)
President and Chief	2005	491,727	—	—	40,000	(d)	1,290	(f)
Operating Officer	2004	477,031	23,870	—	—	(e)	1,290	(f)
Edward M. Krell	2006	425,000	425,000	—	10,000	(h)	—
Executive Vice President—	2005	381,544	—	—	100,000	(d)	—
Chief Financial Officer	2004	358,655	18,000	8,693 (g)	30,000	(e)	—

David Mangini	2006	488,102	488,102	—	5,000	(i)	—
Executive Vice President—	2005	474,756	—	—	3,000	(d)	—
General Merchandise Manager	2004	474,414	23,740	—	3,000	(e)	—

(a)           Reflects bonuses paid after the end of the respective fiscal years but earned in the respective fiscal years.

(b)          In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits, securities or property has been omitted in those instances where such perquisites and other personal benefits, securities or property, constituted less than the lesser of $50,000 or ten percent of the total of annual salary and bonus for the named executive officer for such year.

(c)           Does not reflect the award of 20,000 shares of restricted stock that was granted to each of Mr. and Mrs. Matthias on November 22, 2006 pursuant to the Mothers Work, Inc. 2005 Equity Incentive Plan. These shares, which had a value of $1,017,000 for each of Mr. and Mrs. Matthias as of the date of grant, will vest in two equal annual installments, on the first and second anniversaries of the date of grant. The executive will be entitled to receive dividends with respect to the restricted stock awards, with any dividends paid in respect of the restricted shares while those shares remain subject to forfeiture to be delivered to the executive only if and when the restricted shares giving rise to such dividends become vested.

(d)          Does not include stock options granted after September 30, 2005.

(e)           Does not include stock options granted after September 30, 2004.

(f)             Represents amount paid by the Company for term life insurance premiums.

(g)           Represents relocation expenses reimbursed to the executive by the Company in fiscal year 2004, together with a gross-up of associated income taxes.

(h)          Does not include the award of 20,000 shares of restricted stock granted to Mr. Krell on November 22, 2006 pursuant to the Mothers Work, Inc. 2005 Equity Incentive Plan. These shares, which had a value of $1,017,000 as of the date of grant, will vest in five equal annual installments, on each of the first through fifth anniversaries of the date of grant. The executive will be entitled to receive dividends with respect to the restricted stock awards, with any dividends paid in respect of the restricted shares while those shares remain subject to forfeiture to be delivered to the executive only if and when the restricted shares giving rise to such dividends become vested.

(i)             Does not include the award of 6,000 shares of restricted stock granted to Mr. Mangini on November 22, 2006 pursuant to the Mothers Work, Inc. 2005 Equity Incentive Plan. These shares, which had a value of $305,100 as of the date of grant, will vest in five equal annual installments, on each of the first through fifth anniversaries of the date of grant. The executive will be entitled to receive dividends with respect to the restricted stock awards, with any dividends paid in respect of the restricted shares while those shares remain subject to forfeiture to be delivered to the executive only if and when the restricted shares giving rise to such dividends become vested.

STOCK OPTIONS GRANTED TO CERTAIN EXECUTIVE OFFICERS DURING LAST FISCAL YEAR

The following table sets forth certain information regarding options for the purchase of Common Stock that were awarded and issued to the Company’s Chief Executive Officer and the other named Company officers during fiscal year 2006.

Option Grants In Fiscal Year 2006

		Percent of
		Total			Potential Realizable Gain
	Number of	Options			at Assumed Annual Rates
	Shares	Granted to	Exercise or		of Stock Appreciation for
	Underlying	Employees in	Base		Option Terms
	Options	Last	Price	Expiration	Compounded Annually ($)
Name	Granted (#)	Fiscal Year	($/Sh)	Date	5%	10%
Dan W. Matthias	40,000 (1)	15.6%	10.01	11/28/15	251,809	638,134
Rebecca C. Matthias	40,000 (1)	15.6%	10.01	11/28/15	251,809	638,134
Edward M. Krell	10,000 (1)	3.9%	10.01	11/28/15	62,952	159,534
David Mangini	5,000 (1)	1.9%	10.01	11/28/15	31,476	79,767

(1)          These options were granted under the Company’s 1987 Stock Option Plan and become exercisable as to 20% of the underlying shares on each of the first five anniversaries of the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR
 2006 AND FISCAL YEAR 2006-END OPTION VALUES

The following table sets forth certain information regarding options for the purchase of the Common Stock that were exercised and/or held by the Company’s Chief Executive Officer and the other named Company officers during fiscal year 2006.

			Number of Shares
			Underlying		Value of Unexercised
	Shares	Value	Unexercised Options at		In-the-Money Options
	Acquired on	Realized	Fiscal Year End (#)		at Fiscal Year End ($)
Name	Exercise	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Dan W. Matthias	—	—	176,475	40,000	6,567,913	1,524,400
Rebecca C. Matthias	—	—	176,475	40,000	6,567,913	1,524,400
Edward M. Krell	48,000	1,278,920	30,000	97,000	735,000	3,467,270
David Mangini	15,000	369,243	51,600	9,400	1,800,566	356,014

SUMMARY OF ALL EXISTING EQUITY COMPENSATION PLANS

The following table sets forth information as of the end of fiscal year 2006 with respect to compensation plans under which the Company is authorized to issue shares.

Equity Compensation Plan Information

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Number of Shares Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in first column)
Equity compensation plans approved by security holders	1,088,160	(1)	13.99	564,127	(2)
Equity compensation plans not approved by security holders (3)	—		—	—
Total	1,088,160		13.99	564,127

(1)          Reflects shares subject to awards outstanding under the Company’s 1987 Stock Option Plan, the 1994 Director Stock Option Plan and the 2005 Equity Incentive Plan.

(2)          Reflects shares available under the Company’s 1987 Stock Option Plan and the 2005 Equity Incentive Plan.

(3)          The Company does not maintain any equity compensation plans that have not been approved by the stockholders.

Stock Price Performance Graph

The graph below compares the cumulative total stockholder return on the Company’s Common Stock for the period from September 30, 2001 to September 30, 2006, with the cumulative total return of the Standard & Poor’s 500 Stock Index and the Standard and Poor’s Retailing Index. The comparison assumes $100 was invested on September 30, 2001 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
Among Mothers Work, Inc., The S&P 500 Index
And The S&P Retailing Index

	9/30/01	9/30/02	9/30/03	9/30/04	9/30/05	9/30/06
Mothers Work, Inc.	$100.00	$422.79	$339.74	$161.20	$111.17	$534.96
S&P 500	$100.00	$79.51	$98.91	$112.63	$126.43	$140.08
S&P 500 Retailing Index	$100.00	$95.91	$125.77	$150.08	$162.64	$176.27

Employment Agreements

Dan and Rebecca Matthias

The Company is a party to written employment agreements (the “Employment Agreements”) with each of Dan and Rebecca Matthias. Under the Employment Agreements, the Company has agreed to nominate the Matthiases as directors and to use its best efforts to cause them to be elected as directors. The base salary of each executive for fiscal year 2007 is $531,803 per year, and the base salary will increase each year during the term in an amount determined by the Compensation Committee of the Board of Directors, but in any event no less than the rate of inflation.

Each year, each of the Matthiases is eligible for a cash bonus of up to 100% of his or her base salary and, except with respect to fiscal year 2006 as described below, a fully vested option grant with respect to as many as 60,000 shares of Common Stock upon the achievement of corporate and/or individual performance objectives established by the Compensation Committee. At target levels of performance, the cash bonus payment will be 50% of base salary and the option grant will be with respect to 45,000 shares (with larger awards in the event of over-performance). On November 14, 2006, as a result of the Compensation Committee’s reconsideration of its approach to equity-based compensation for executive officers and other key employees, the Company and Mr. and Mrs. Matthias entered into amendments to the Employment Agreements to change the form of equity incentive awards that the Matthiases will be entitled to receive with respect to the Company’s fiscal year ended September 30, 2006. Specifically, in lieu of stock options, Mr. and Mrs. Matthias agreed to accept a grant of a number of shares of restricted stock equal to the number of shares that otherwise would have been subject to their stock option awards for the year ended September 30, 2006, divided by three (up to a maximum of 20,000 shares of restricted stock per executive). As noted above in the Compensation Committee Report on Executive Compensation, these restricted shares vest over two years, subject to acceleration upon a change in control of the Company or upon cessation of employment due to (i) a resignation for good reason, (ii) a termination without cause, (iii) death, or (iv) disability (in each case, as defined in the employment agreement).

The Employment Agreements provide that during their employment and for two years following the termination of employment of both executives (other than for “Good Reason” or upon a “Change in Control” of the Company, as such terms are defined in the Employment Agreements), neither executive shall compete with the Company or solicit the Company’s suppliers or employees. If the employment of either executive is terminated by the Company without “Cause” (as such term is defined in the Employment Agreements) or by the executive for Good Reason or following a Change in Control: (i) the executive will be entitled to receive a lump sum severance payment equal to three years of base salary and the maximum amount of cash and option bonus compensation (with said option bonus compensation deemed to be the estimated fair value of an option with respect to 180,000 shares of the Company’s Common Stock) and fringe benefits which would have been paid or made available to the executive during the three years following such termination, (ii) all unvested stock options held by the terminated executive will become immediately vested and exercisable, (iii) during the 30 day period beginning six months and one day after the executive exercises any stock options held at the time of his or her termination, the executive may require the Company to repurchase any shares acquired through that option exercise at a price equal to the then current fair market value of those shares, and (iv) the executive may cause the Company to register all shares owned by the executive under the Securities Act of 1933, as amended, to the extent they are not then registered, and the executive may additionally include his or her shares in future registrations filed by the Company. In the event of a termination by the Company for Cause, or by the executive without Good Reason, the executive will not be entitled to any further base salary or bonus compensation, and all unvested options then held by the executive will be automatically canceled.

The Employment Agreements also provide that each executive will receive additional payments to insulate him or her from the effect of the so-called “golden parachute” excise tax, unless (i) the executive resigns without Good Reason within six months following a Change in Control, or (ii) such additional payments would not increase the executive’s after-tax entitlement by at least 20% in comparison to the amount he or she would receive if payments were limited to a maximum amount that would not trigger such golden parachute excise taxes (in which case, total payments will be reduced to such limited amount).

Edward Krell

The Company is also a party to a written employment agreement (the “Employment Agreement”) with Edward Krell. The base salary of Mr. Krell for fiscal year 2007 is $437,750 per year. Mr. Krell is also entitled to a cash bonus based on the achievement of corporate and individual performance goals as established by the Compensation Committee of the Board of Directors. Achievement of the target levels of performance, as approved by the Compensation Committee, results in Mr. Krell earning a cash bonus equal to 50% of his base salary, with the opportunity to earn a greater bonus level in the event of achievement of greater than targeted levels of performance.

The Employment Agreement provides that during his employment and for two years thereafter, Mr. Krell shall not compete with the Company or solicit the Company’s suppliers or employees. If Mr. Krell’s employment is terminated without “Cause,” if he resigns for “Good Reason” or if he resigns for any reason during the 24 months following a “Change in Control” (as such terms are defined in the Employment Agreement): (i) he will receive a lump sum severance payment equal to three times the sum of (a) his current base salary and (b) his target annual bonus amount (50% of his base salary), (ii) all unvested stock options held by him will become immediately vested and exercisable, (iii) he will receive a pro-rata bonus for the year of termination, and (iv) he will receive three years of fringe benefits. If Mr. Krell’s employment ceases for any reason following a Change in Control, he will be required (without payment of additional consideration) to provide consulting services to the Company for a period of six months following that cessation. In addition, Mr. Krell has a right to additional payments to insulate him from the effects of golden parachute excise taxes on substantially the same terms as described above with respect to the Matthiases. In the event of a termination by the Company for Cause, he will not be entitled to any further base salary, bonus compensation or fringe benefits.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of November 30, 2006, except as otherwise noted, with respect to the beneficial ownership of shares of the Common Stock by each person who is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock, by each director or nominee for director, by each of the named executive officers listed in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

	Common Stock
Name and Address of Beneficial Owner (a)	Amount and Nature of Beneficial Ownership		Percent of Class
Dan W. and Rebecca C. Matthias	415,324	(b)	6.6%
Edward M. Krell	49,579	(c)	*
David Mangini	42,000	(d)	*
Joseph A. Goldblum	125,149	(e)	2.1%
Elam M. Hitchner, III	22,000	(f)	*
Anne T. Kavanagh	2,000	(g)	*
David Schlessinger	5,000	(h)	*
William A. Schwartz, Jr.	19,000	(i)	*
MVP Distribution Partners 259 Radnor-Chester Rd. Radnor, PA 19087	374,645	(j)	6.4%
FMR Corp. 82 Devonshire Street Boston, MA 02109	611,192	(k)	10.4%
All directors and officers as a group (9 persons)	680,052	(l)	10.7%

*                    Less than 1% of the outstanding Common Stock or less than 1% of the voting power.

(a)           Except as otherwise indicated, the address of each person named in the table is: c/o Mothers Work, Inc., 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

(b)          Includes 20,000 shares of restricted stock granted to each of Mr. and Mrs. Matthias and 184,475 shares and 184,475 shares, respectively, purchasable upon exercise of stock options by Dan and Rebecca Matthias (or a total of 368,950 shares). The restricted shares vest in two equal annual installments on the first and second anniversaries of the date of grant, which was November 22, 2006. Except for the restricted shares and shares purchasable upon exercise of stock options, Dan and Rebecca Matthias are husband and wife and beneficially own the shares indicated jointly.

(c)           Includes 20,000 shares of restricted stock granted to Mr. Krell and 29,000 shares purchasable upon exercise of stock options. The restricted shares vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant, which was November 22, 2006.

(d)          Includes 6,000 shares of restricted stock granted to Mr. Mangini and 36,000 shares purchasable upon exercise of stock options. The restricted shares vest in five equal annual installments on each of the first through fifth anniversaries of the date of grant, which was November 22, 2006.

(e)           Includes 43,010 shares owned by G-II Family Partnership L.P. Mr. Goldblum is general partner of G-II Family Partnership L.P. and may be deemed to be a beneficial owner of such shares. Also includes 24,000 shares purchasable upon exercise of stock options; 2,000 shares of restricted stock expected to be granted upon completion of the Annual Meeting, which would vest on the first anniversary of the date of grant, which is expected to be January 19, 2007; 11,800 shares held as custodian or in trust for members of Mr. Goldblum’s family; and 495 shares owned by his wife.

(f)             Includes 20,000 shares purchasable upon exercise of stock options and 2,000 shares of restricted stock expected to be granted upon completion of the Annual Meeting, subject to Mr. Hitchner’s re-election as a director. The shares of restricted stock would vest on the first anniversary of the date of grant, which is expected to be January 19, 2007.

(g)           Consists of 2,000 shares of restricted stock expected to be granted upon completion of the Annual Meeting, which would vest on the first anniversary of the date of grant, which is expected to be January 19, 2007.

(h)          Includes 3,000 shares purchasable upon exercise of stock options and 2,000 shares of restricted stock expected to be granted under the Company’s 1994 Director Stock Option Plan upon completion of the Annual Meeting. The shares of restricted stock would vest on the first anniversary of the date of grant, which is expected to be January 19, 2007.

(i)             Includes 4,000 shares held jointly by Mr. Schwartz with his wife, 13,000 shares purchasable upon exercise of stock options and 2,000 shares of restricted stock expected to be granted under the Company’s 1994 Director Stock Option Plan upon completion of the Annual Meeting. The shares of restricted stock would vest on the first anniversary of the date of grant, which is expected to be January 19, 2007.

(j)              Information is based on the Schedule 13D/A filed with the Securities and Exchange Commission on June 19, 2006. According to that filing, Robert Brown, a general partner of MVP Distribution Partners and its affiliates, including Meridian Venture Partners, beneficially owns 83,942 shares of the Company’s Common Stock, which are not included in the above table. Robert Brown, in his capacity as sole trustee and beneficiary of Venture Investment Management, Inc. Pension Plan, also beneficially owns 19,400 shares of the Company’s Company Stock, which are not included in the above table. In addition, Robert Brown’s spouse, individually, beneficially owns 31,264 shares of the Company’s Common Stock, which are not included in the above table.

(k)          Based on the Schedule 13G/A filed with the Securities and Exchange Commission on September 11, 2006, all of such shares may be deemed to be beneficially owned by FMR Corp. (“FMR”), as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Low Priced Stock Fund (“Fidelity”) amounted to 9.554% of the shares outstanding. Edward C. Johnson 3d, FMR, through its control of Fidelity, and the funds each has sole dispositive power with respect to all of the shares. Neither FMR, nor Edward C. Johnson 3d, as Chairman of FMR, has sole voting power with respect to the shares, which power resides with the funds’ Boards of Trustees.

(l)             Includes the following number of shares purchasable upon exercise of stock options owned (or which may be deemed to be owned) by the following persons: Dan W. Matthias—184,475, Rebecca C. Matthias—184,475, Edward Krell—29,000, David Mangini—36,000, Joseph A. Goldblum—24,000, Elam M. Hitchner, III—20,000, David Schlessinger—3,000 and William A. Schwartz, Jr.—13,000. Also, includes the following number of shares of restricted stock owned (or which may be deemed to be owned) by the following persons: Dan W. Matthias—20,000, Rebecca C. Matthias—20,000, Edward Krell—20,000, David Mangini—6,000, Joseph A. Goldblum—2,000, Elam M. Hitchner, III—2,000, Anne T. Kavanagh—2,000, David Schlessinger—2,000 and William A. Schwartz, Jr.—2,000.

APPROVAL OF
THE MOTHERS WORK, INC. MANAGEMENT INCENTIVE PROGRAM
(PROPOSAL 2)

General

A proposal will be presented at the Annual Meeting to approve the Mothers Work, Inc. Management Incentive Program, which was adopted by our Compensation Committee on December 13, 2006, subject to approval by our stockholders. The Management Incentive Program adopted by our Compensation Committee is substantially similar to management incentive plans that have been in effect for several years. The Management Incentive Program is attached as Appendix A.

This proposal seeks the approval of stockholders of the material terms of the Management Incentive Program to satisfy the requirements for exemption from the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) of the Code limits the federal income tax deductions a publicly-held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are “named executive officers” in the summary compensation table in the company’s proxy statement). “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. If the proposal is approved by stockholders, awards payable upon the achievement of performance goals based on one or more of the business criteria described below under the heading “Performance Goals,” may satisfy the requirements for exemption from Section 162(m) of the Code as “qualified performance-based compensation.” If the proposal is not approved by stockholders, the Management Incentive Program will not be implemented.

Approval of this proposal will include approval of the persons eligible to participate in the Program (as described below under the caption “Eligibility”), the annual per-person limit on awards (as described below under the caption “Maximum Award Payable”) and the general business criteria upon which performance goals may be based (as described below under the caption “Performance Goals”). Because stockholder approval of general business criteria, without specific targeted levels of performance, qualifies performance-based awards for a period of approximately five years, stockholder approval of such business criteria will meet the requirements under Section 162(m) of the Code until 2012.

The Management Incentive Program does not affect the ability of the Company to make other cash awards to senior officers in such amounts and upon such terms and conditions as the Compensation Committee may determine in its discretion. Such discretionary awards are not “qualified performance-based compensation” and would not be deductible by the Company under Section 162(m) of the Code to the extent that (when combined with other non-exempt compensation paid) they exceed the $1,000,000 individual deductibility limit.

The following is a summary of the material terms of the Management Incentive Program that stockholders are being asked to approve.

Description of the Management Incentive Program

Purpose

The purpose of the Management Incentive Program is to motivate and reward performance of our senior management by providing annual incentive compensation based on the achievement of objective performance criteria established by the Compensation Committee in a manner that preserves, for tax purposes, the Company’s ability to deduct that compensation.

Administration

The Management Incentive Program is administered by the Compensation Committee. Among other things, the Compensation Committee has the authority to select participants in the Management Incentive Program from our eligible employees, to determine the performance goals and to determine other terms and conditions of awards granted thereunder. Prior to making any payment under the Management Incentive Program, the Compensation Committee will be required to certify (i) that the performance goals have been attained and (ii) the amount payable to such award recipient. The Compensation Committee also has the authority to establish and amend rules and regulations relating to the Management Incentive Program and to make all other determinations necessary and advisable for the administration thereof. The Compensation Committee has the authority to decrease amounts otherwise payable under the Management Incentive Program, if such reduction is necessary to fulfill the objectives of the program, but may not exercise discretion to increase a payment due under the Management Incentive Program. All decisions made by the Compensation Committee with respect to the Management Incentive Program are made in its sole discretion and are final and binding.

Eligibility

Executive officers of the Company and other key employees of the Company and its affiliates with the title “manager” or above are eligible to participate in the Management Incentive Program. The number of eligible participants in the Management Incentive Program will vary from year to year at the discretion of the Compensation Committee. The approximate number of employees that would be expected to participate in the Management Incentive Program with respect to the current fiscal year is 45. Although Section 162(m) of the Code limits deductibility only for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers (other than the Chief Executive Officer), key employees of the Company and its affiliates are covered by the Management Incentive Program in the event that one or more should become subject to the limits of Section 162(m) of the Code.

Terms of Awards

Awards under the Management Incentive Program are made for each fiscal year and consist of cash amounts payable following the achievement during that fiscal year of specified, objective performance goals. Within the first 90 days of the beginning of the fiscal year, the Compensation Committee will establish the performance goal(s) and the amounts payable upon the achievement of the performance goal(s). All award amounts payable under the Management Incentive Program will be paid within two and one-half months following the completion of the applicable fiscal year, after the Compensation Committee has certified that the applicable performance goals have been achieved.

Performance Goals

Performance goals applicable to awards under the Management Incentive Program will be based on one or more of the following: (i) the attainment of certain target levels of, or a specified percentage increase in, revenues, income before taxes and extraordinary items, net income, operating income, earnings before income tax, earnings before interest, taxes, depreciation and amortization, after-tax or pre-tax profits, operational cash flow, return on capital employed or return on invested capital, after-tax or pre-tax return on stockholders’ equity, the price of our common stock or a combination of the foregoing; (ii) the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or other public or private debt or financial obligations; (iii) earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations; (iv) the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula; (v) the growth in the value of an investment in our common stock assuming the reinvestment of dividends;  and/or (vi) the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs. In addition, such performance goals may be based upon the attainment of specified levels of our (or our subsidiary, division or other operational unit) performance under one or more of the measures described above relative to the performance of other corporations.

The Compensation Committee may provide, at the time the performance goals are established, that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Compensation Committee, the impact of one or more of the following: (a) gain or loss from all or certain claims and/or litigation and insurance recoveries, (b) the impairment of tangible or intangible assets, (c) stock-based compensation expense, (d) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (e) restructuring activities reported in the Company’s public filings, (f) investments, dispositions or acquisitions, (g) gain or loss from the disposal of certain assets, (h) gain or loss from the early extinguishment, redemption, or repurchase of debt, (i) cash or non-cash charges related to store closing expenses, and (j) changes in accounting principles that become effective during the performance period. Each of the adjustments described in this paragraph may relate to the whole Company or to any subsidiary, division or other operational unit of the Company, as determined by the Compensation Committee at the time the performance goals are established. The adjustments are to be determined in accordance with generally accepted accounting principles and standards, unless another objective method of measurement is designated by the Compensation Committee. Finally, adjustments will be made as necessary to any business criteria related to the Company’s stock to reflect changes in corporate capitalization, such as stock splits and reorganizations.

To the extent permitted under Section 162(m) of the Code, the Compensation Committee may designate additional business criteria on which the performance goals may be based and may make other adjustments or modifications to the performance goals.

Maximum Award Payable

For purposes of Section 162(m) of the Code, we are required to establish a maximum amount of any compensation that may be paid to any participant under the Management Incentive Program with respect to any one fiscal year. The maximum award amount payable under the Management Incentive Program to any participant with respect to any one fiscal year is $1,500,000. This limitation may not be increased without stockholder approval.

Amendment and Termination

The Board of Directors or the Compensation Committee may at any time amend, modify, terminate or suspend the Management Incentive Program. However, no amendment will increase the annual per person limit on awards, expand the group of eligible employees or expand the business criteria on which performance goals may be based without stockholder approval. In addition, no amendment, modification, termination or suspension will affect the payment of any award for a fiscal year that has already ended.

Federal Income Tax Consequences

Payments made under the Management Incentive Program will be taxable to the recipients thereof when paid, and subject to the approval by the stockholders of the proposal described herein, the Company will generally be entitled to a deduction equal to the amount of income recognized by the recipient.

New Plan Benefits

The Compensation Committee has established a performance target for annual incentive awards for fiscal year 2007 based upon “Adjusted EBITDA” which represents earnings before interest, taxes,

depreciation and amortization, adjusted to exclude the impact of the following items: (i) loss on impairment of tangible or intangible assets; (ii) gain or loss on disposal of assets; and (iii) stock-based employee compensation expense. All four of the Company’s named executive officers have been designated by the Compensation Committee to participate in the Management Incentive Program for fiscal year 2007. Subject to the attainment of the specified performance goals and each named executive officer’s continued employment through the end of fiscal year 2007, our named executive officers will be eligible for payments for fiscal year 2007 of up to 100% of their respective base salaries (with payment at target levels of performance equal to 50% of their respective base salaries).

Because payouts under the program depend on future corporate performance, the actual amounts we will pay under the program for fiscal year 2007 (or future years) are not yet determinable. Information regarding the Company’s recent practices with respect to annual bonuses is presented in the “Summary Compensation Table” above and in footnotes to the Company’s consolidated financial statements for the year ended September 30, 2006 in our Annual Report on Form 10-K for the year ended September 30, 2006.

Vote Required

Approval of the Mothers Work, Inc. Management Incentive Program requires the affirmative vote of a majority of the shares entitled to vote on the matter.

Recommendation of the Board of Directors

The Board of Directors believes that it is desirable and in the best interest of the Company and its stockholders to enable the Company’s Management Incentive Program to comply with the requirements of Section 162(m) of the Code. The Board of Directors believes that the Management Incentive Program complements the Company’s existing policies and other plans in linking significant portions of executive compensation to the Company’s performance. The plan also serves the Company’s interests by allowing the Compensation Committee to evaluate the criteria and other factors by which performance is to be measured and to determine the actual amount of each eligible executive’s award within the maximum limits imposed.

The Board of Directors recommends a vote FOR Proposal 2 to approve the Company’s Management Incentive Program.

RATIFICATION OF
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(PROPOSAL 3)

The Audit Committee of the Board of Directors has appointed the firm of KPMG as independent registered public accountants to audit and report on the consolidated financial statements of the Company and its subsidiaries for fiscal year 2007, and to perform such other appropriate accounting and related services as may be required by the Audit Committee. KPMG has served as the Company’s independent registered public accountants since June 6, 2002. The Board of Directors recommends that the stockholders ratify such selection. This appointment will be submitted to the stockholders for ratification at the Annual Meeting.

The submission of the appointment of KPMG is not required by law or by the Bylaws of the Company. The Board of Directors is nevertheless submitting it to the stockholders to ascertain their views. If the stockholders do not ratify the appointment, the selection of other independent registered public accountants will be considered by the Board of Directors. If KPMG shall decline to accept or become incapable of accepting its appointment, or if its appointment is otherwise discontinued, the Board of Directors will appoint other independent registered public accountants.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR Proposal 3 to ratify the appointment of KPMG as independent registered public accountants for fiscal year 2007.

OTHER BUSINESS

Management knows of no other matters that will be presented at the Annual Meeting. However, if any other matter properly comes before the meeting, or any adjournment or postponement thereof, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

ANNUAL REPORT

A copy of the Company’s Annual Report to Stockholders for fiscal year 2006 accompanies this proxy statement.

STOCKHOLDER PROPOSALS

Stockholders may nominate director candidates and make proposals to be considered at the Annual Meeting of Stockholders to be held in 2008 (the “2008 Annual Meeting”). In accordance with our Bylaws, any stockholder nominations of one or more candidates for election as directors at the 2008 Annual Meeting or any other proposal for consideration at the 2008 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our Bylaws, between October 21, 2007 and November 20, 2007. See “Election of Directors—Nominations of Directors by Stockholders” in this proxy statement for a summary description of this information.

In addition to being able to present proposals for consideration at the Annual Meeting, stockholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2008 Annual Meeting. In order to have a stockholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than August 20, 2007, and the stockholder must otherwise comply with applicable SEC requirements and our Bylaws. If the stockholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the stockholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2008 proxy statement will confer discretionary authority to vote for or against any proposal made by a stockholder at our 2008 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the stockholder proponent has given to our Secretary notice of such proposal between October 21, 2007 and November 20, 2007 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of Mothers Work, Inc., and all notices and nominations referred to above must be sent to the Secretary of Mothers Work, Inc., at the following address: Mothers Work, Inc., Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

The Company will provide to each person solicited, without charge except for exhibits, upon request in writing, a copy of its Annual Report on Form 10-K, including the consolidated financial statements and financial statement schedule, as filed with the Securities and Exchange Commission for fiscal year 2006. Requests should be directed to Mothers Work, Inc., Attention: Chief Financial Officer, 456 North Fifth Street, Philadelphia, Pennsylvania, 19123.

By Order of the Board of Directors

Dan W. Matthias
Chairman of the Board and
Chief Executive Officer
Philadelphia, Pennsylvania
December 15, 2006

Appendix A

MOTHERS WORK, INC.
MANAGEMENT INCENTIVE PROGRAM

SECTION 1.   Purpose; Definitions.   The purpose of the Mothers Work, Inc. Management Incentive Program (the “Program”) is to enable Mothers Work, Inc. (the “Company”) and its affiliated companies to motivate and reward favorable performance by providing cash bonus payments based upon the achievement of pre-established and objective performance goals for each fiscal year.

For purposes of the Program, the following terms will have the meanings defined below, unless the context clearly requires a different meaning:

(a)   “Affiliate” means, with respect to any Person, any other person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, the term “control,” including its correlative terms “controlled by” and “under common control with,” mean, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b)   “Award” means a cash bonus under the Program.

(c)   “Board” means the Board of Directors of the Company, as constituted from time to time.

(d)   “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

(e)   “Committee” means the Compensation Committee of the Board, and shall consist of members of the Board who are not employees of the Company or any affiliate thereof and who qualify as “outside directors” under Section 162(m) of the Code.

(f)    “Fiscal Year” means the period beginning on October 1 and ending on September 30.

(g)   “Participant” means the executive officers of the Company and any other key employee of the Company or any Affiliate with the title of “manager” or above selected by the Committee to participate in the Program.

(h)   “Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization.

(i)    “Performance Period” means each Fiscal Year or another period as designated by the Committee, so long as such period does not exceed one year.

SECTION 2.   Administration of Program.   The Committee shall administer and interpret the Program, provided, that, the Program will not be interpreted in a manner that causes an Award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify. The Committee shall have the power, from time to time, to: (i) select Participants; (ii) determine the amount of cash to be paid pursuant to each Participant; (iii) determine the terms and conditions of each Award; (iv) establish the performance objectives for any Performance Period in accordance with Section 3 and certify whether such performance objectives have been obtained; (v) establish and amend rules and regulations relating to the Program, and to make all other determinations necessary and advisable for the administration of the Program; and (vi) correct any defect, supply any omission or reconcile any inconsistency in the Program or any Award.

Nothing in the Program shall be deemed to limit the ability of the Committee to grant Awards to Participants under the Program which are not intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code and which are not exempt from the limitations thereof.

All decisions made by the Committee pursuant to the Program shall be made in the Committee’s sole and absolute discretion and shall be final and binding on the Participants and the Company. No member or former member of the Board or the Committee shall be liable for any act, omission, interpretation, construction or determination made in connection with the Program other than as a result of such individual’s willful misconduct.

SECTION 3.   Awards.

(a)   Performance Criteria.   Within 90 days after each Performance Period begins (or such other date as may be required or permitted under Section 162(m)), the Committee shall establish the performance objective or objectives that must be satisfied in order for a Participant to receive an Award for that Performance Period. In addition, at that time the Committee will also specify the portion of Awards that will be payable upon the full, partial or over-achievement of specified performance objectives for that Performance Period. Except with respect to an Award that is not intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, such performance objectives will be based upon the following criteria, as determined by the Committee for the applicable Performance Period (subject to adjustment in accordance with Section 3(b), below):

(i)    the attainment of certain target levels of, or a specified percentage increase in, (1) revenues, (2) income before taxes and extraordinary items, (3) net income, (4) operating income, (5) earnings before income tax, (6) earnings before interest, taxes, depreciation and amortization, (7) after-tax or pre-tax profits, (8) operational cash flow, (9) return on capital employed or return on invested capital, (10) after-tax or pre-tax return on stockholders’ equity, (11) the price of our common stock or (12) a combination of the foregoing;

(ii)   the achievement of a certain level of, reduction of, or other specified objectives with regard to limiting the level of increase in, our bank debt or other public or private debt or financial obligations;

(iii)  earnings per share or the attainment of a specified percentage increase in earnings per share or earnings per share from continuing operations;

(iv)  the attainment of certain target levels of, or a specified increase in, economic value added targets based on a cash flow return on investment formula;

(v)    the growth in the value of an investment in our common stock assuming the reinvestment of dividends;

(vi)  the attainment of a certain level of, reduction of, or other specified objectives with regard to limiting the level in or increase in all or a portion of controllable expenses or costs or other expenses or costs; and/or

(vii) any other objective business criteria that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Performance goals may be established on a Company-wide basis or with respect to one or more business units, divisions, Affiliates, or products; and in either absolute terms or relative to the performance of one or more comparable companies or an index covering multiple companies. The performance objectives for a particular Performance Period need not be the same for all Participants.

(b)   Adjustments to Performance Criteria.   The Committee may provide, at the time the performance goals are established in accordance with Section 3(a), that adjustments will be made to the applicable performance goals to take into account, in any objective manner specified by the Committee, the impact of one or more of the following: (i) gain or loss from all or certain claims and/or litigation and insurance recoveries, (ii) the impairment of tangible or intangible assets, (iii) stock-based compensation expense,

(iv) extraordinary, unusual or infrequently occurring events reported in the Company’s public filings, (v) restructuring activities reported in the Company’s public filings, (vi) investments, dispositions or acquisitions, (vii) gain or loss from the disposal of certain assets, (viii) gain or loss from the early extinguishment, redemption, or repurchase of debt, (ix) cash or non-cash charges related to store closing expenses, (x) changes in accounting principles that become effective during the performance period, or (xi) any other item, event or circumstance that would not cause an Award to fail to constitute “qualified performance-based compensation” under Section 162(m) of the Code.

Any adjustment described in this Section 3(b) may relate to the Company or to any subsidiary, division or other operational unit of the Company or its Affiliates, as determined by the Committee at the time the performance goals are established. Any adjustment shall be determined in accordance with generally accepted accounting principles and standards, unless such other objective method of measurement is designated by the Committee at the time performance goals are established. Notwithstanding the foregoing, adjustments will be made as necessary to any performance criteria related to the Company’s stock to reflect changes in corporate capitalization, including a recapitalization, stock split or combination, stock dividend, spin-off, merger, reorganization or other similar event or transaction affecting the Company’s stock.

(c)   Maximum Award Amount Payable.   The maximum amount payable hereunder to any single Participant with respect to any particular Performance Period will not exceed $1,500,000.

(d)   Payment Conditioned on Continued Employment.   No Participant will be entitled to any payment hereunder with respect to any particular Performance Period unless he or she has remained continuously employed by the Company or its Affiliates through the last day of that Performance Period (or such other date as is specified by the Committee at the time that performance objectives are established).

(e)   Negative Discretion.   Notwithstanding anything else contained in Section 3(b) to the contrary, the Committee shall have the right, in its absolute discretion, (i) to reduce or eliminate the amount otherwise payable to any Participant under Section 3(b) based on individual performance or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b).

SECTION 4.   PAYMENT.   To the extent that the Committee determines at the time of grant to qualify an Award as performance-based compensation under Section 162(m) of the Code, no Award shall be payable except upon written certification by the Committee that the performance goals have been satisfied to a particular extent and that any other material terms and conditions precedent to payment of an Award have been satisfied. Payment hereunder will be made as soon as practicable after the Committee certification referenced above is completed, but in no event later than 2½ months following the end of the Fiscal Year to which the Award relates.

SECTION 5.   GENERAL PROVISIONS.

(a)   Amendment and Termination.   The Board or the Committee may at any time amend, suspend, discontinue or terminate the Program; provided; however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable hereunder to Participants as “qualified performance-based compensation” under Section 162(m) of the Code.

(b)   Unsecured Creditor Status.   A Participant entitled to payment hereunder shall rely solely upon the unsecured promise of the Company and nothing herein contained shall be construed to give to or vest in a Participant or any other person now or at any time in the future, any right, title, interest, or claim in or to any specific asset, fund, reserve, account, insurance or annuity policy or contract, or other property of any kind whatever owned by the Company, or in which the Company may have any right, title, or interest, nor or at any time in the future.

(c)   Non-Assignment of Awards.   The Participant shall not be permitted to sell, transfer, pledge or assign any amount payable pursuant to the Program or an Award, provided that the right to payment of an Award earned hereunder may pass by will or the laws of descent and distribution.

(d)   Separability.   If any term or condition of the Program shall be invalid or unenforceable to any extent or in any application, then the remainder of the Program, with the exception of such invalid or unenforceable provision, shall not be affected thereby, and shall continue in effect and application to its fullest extent.

(e)   Continued Employment.   Neither the adoption of the Program nor the execution of any document in connection with the Program will: (i) confer upon any employee of the Company or an Affiliate any right to continued employment with the Company or such Affiliate, or (ii) interfere in any way with the right of the Company or such Affiliate to terminate the employment of any of its employees at any time.

(f)   Incapacity.   If the Committee determines that a Participant is unable to care for his affairs because of illness or accident, any amount due such Participant under the Program may be paid to his spouse, child, parent, or any other person deemed by the Committee to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Company’s obligation hereunder.

(g)   Withholding.   The Company shall withhold the amount of any federal, state, local or other tax, charge or assessment attributable to the payment of any Award as it may deem necessary or appropriate, in its sole discretion.

(h)   Governing Law.   The Program and all Awards granted hereunder will be governed by and construed in accordance with the laws and judicial decisions of the Commonwealth of Pennsylvania, without regard to the application of the principles of conflicts of laws.

MOTHERS WORK, INC.	VOTE BY INTERNET - www.proxyvote.com
C/O STOCKTRANS, INC. 44 WEST LANCASTER AVENUE ARDMORE, PA 19003

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Mothers Work, Inc., in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return to Mothers Work, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

Do not return this proxy card if you vote by Internet or telephone.

MOTHERS WORK, INC.
Proxy Solicited On Behalf Of The Board Of Directors

Vote on Directors

1.	Election of Directors for a three-year term expiring at the 2010 Annual Meeting.
Nominees: Dan W. Matthias and Elam M. Hitchner, III

☐ FOR all listed nominees

☐ WITHHOLD AUTHORITY to vote for all listed nominees

☐ LISTED NOMINEES except the following:

(Instruction: To withhold authority to vote for any individual nominee, write the name of such nominee on the line below.)

Vote on Proposals

2.	Approval of the Company’s Management Incentive Program

☐ For ☐ Against ☐ Abstain

3.	Ratification of appointment of KPMG LLP as independent registered public accountants for the Company for the fiscal year ending September 30, 2007.

☐ For ☐ Against ☐ Abstain

NOTE: PLEASE SIGN THIS PROXY EXACTLY AS NAME(S) APPEAR ON YOUR STOCK CERTIFICATE. WHEN SIGNING AS ATTORNEY-IN-FACT, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE ADD YOUR TITLE AS SUCH, AND IF SIGNER IS A CORPORATION, PLEASE SIGN WITH FULL CORPORATE NAME BY A DULY AUTHORIZED OFFICER OR OFFICERS AND AFFIX THE CORPORATE SEAL. WHERE STOCK IS ISSUED IN THE NAME OF TWO (2) OR MORE PERSONS, ALL SUCH PERSONS SHOULD SIGN.

Signature of Stockholder	Date:	Signature (Joint Owners)	Date:

The stockholder signing this proxy, revoking all previous proxies, hereby appoints Dan W. Matthias and Rebecca C. Matthias, and each of them acting individually, as the attorney and proxy of the undersigned, with full power of substitution, to vote, as indicated on the reverse side and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Annual Meeting of the Stockholders of the Company to be held on January 19, 2007, and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE HEREOF, “FOR” THE APPROVAL OF THE COMPANY’S MANAGEMENT INCENTIVE PROGRAM AND “FOR” RATIFICATION OF APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2007. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THE STOCKHOLDER SIGNING THIS PROXY HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

Please date and sign your Proxy on the reverse side and return it promptly.